Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

Press Release

RGA Announces Embedded Value Securitization

St. Louis, MO December 16, 2014 — Reinsurance Group of America, Incorporated (NYSE: RGA) announced today that its subsidiary, Chesterfield Financial Holdings LLC, has completed an offering of US$300 million of 4.50% asset-backed notes, a securitization of U.S. life insurance embedded value. The transaction covers a closed block of policies assumed by RGA Reinsurance Company (“RGA Re”), a wholly owned indirect subsidiary of RGA, between 2006 and 2010. RGA expects to use the net proceeds from the offering for general corporate purposes.

Jack Lay, Senior Executive Vice President and Chief Financial Officer of RGA, commented, “We are continually looking for ways to enhance our capital flexibility and efficiency, and this transaction is an attractive option in that regard. In addition, the transaction highlights and monetizes a portion of the embedded value that exists within our broad portfolio of mortality risk. The proceeds will be incorporated into our ongoing capital management plans.”

The transaction includes a single tranche rated A- (sf) by Standard and Poor’s. The notes have an average life of 4.7 years.

Principal repayment on the notes is linked to the emergence of future profits on a closed block of yearly renewable term reinsurance business, consisting of approximately 600 reinsurance treaties underwritten by RGA Re from over 100 separate life insurance groups.

RGA, through an intermediary holding company, has formed Chesterfield Financial Holdings LLC and its wholly-owned life insurance company subsidiary, Chesterfield Reinsurance Company. Both entities were formed for the limited purpose of completing the notes offering.

Independent third-party analysis of the cash flows under various scenarios for the notes was provided by Towers Watson.

Credit Agricole Securities, a subsidiary of Credit Agricole Corporate and Investment Bank, was the structuring lead and sole book runner on the transaction. The Chesterfield Financial Holdings LLC notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are being sold, and may be reoffered and resold (A) in the United States, only to investors who are “Qualified Institutional Buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”), and (B) in “Offshore Transactions” to persons other than “U.S. Persons” (each as defined in Regulation S under the Securities Act). This news release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA), one of the largest global life reinsurance companies in the world, provides clients with individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, financial solutions, facultative underwriting and product development. The company serves clients from operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom, and the United States. Worldwide, RGA has approximately $2.9 trillion of life reinsurance in force and assets of $42.9 billion.

For further information, please contact:

Jeff Hopson

Senior Vice President, Investor Relations

T +1.636.300.6106

jhopson@rgare.com

Sally Smith

Vice President, Corporate Communications

T +1.636.736.8167

ssmith@rgare.com

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